Exhibit 4.10

Osler, Hoskin & Harcourt LLP Box 50, 1 First Canadian Place Toronto, Ontario, Canada M5X 1B8 416.362.2111 MAIN 416.862.6666 FACSIMILE

Toronto Montréal Ottawa Calgary New York

June 8, 2016

TO:  Nova Scotia Securities Commission, as Principal Regulator

Dear Sirs/Mesdames:

Emera Incorporated (the “Company”)

We refer you to the final short form base shelf prospectus of the Company dated June 8, 2016 (the “Prospectus”). In the Prospectus, reference is made to this firm under the headings “Documents Filed as Part of the Registration Statement”, “Legal Matters”, “Interests of Experts” and “Enforcement of Civil Liabilities” and to the opinion of this firm under the heading “Certain Canadian Federal Income Tax Considerations”. We hereby consent to being named in the Prospectus and to the use of our opinion.

We also confirm that we have read the Prospectus and that we have no reason to believe that there are any misrepresentations (as defined in Canadian securities legislation) in the information contained in it that are: (i) derived from our opinions referred to above, or (ii) within our knowledge as a result of the services we have performed in connection with our opinion referred to above.

This is a consent contemplated by Section 4.2(a)(vii) of National Instrument 44-101, and to the extent permitted by law we disclaim any liability beyond the statutory liability provisions of Canadian securities legislation applicable to the Prospectus.

Yours very truly,

“Osler, Hoskin and Harcourt LLP”